Exhibit 99.1

For Immediate Release	Contact: Julie S. Ryland
Wednesday, January 28, 2009	205.326.8421

ENERGEN GENERATES RECORD EPS OF $4.47 IN 2008

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that increased production and higher realized sales prices were the major contributors to the energy company’s seventh consecutive year of record earnings. Net income in 2008 totaled $321.9 million, or $4.47 per diluted share, as compared with $309.2 million, or $4.28 per diluted share, in 2007.

Energen’s two subsidiaries generated record earnings in 2008, as well. Contributing 88 percent of consolidated net income, Energen Resources Corporation, the Company’s oil and gas exploration and production unit, reported annual net income of $282.7 million. Alabama Gas Corporation (Alagasco), Energen’s natural gas utility, reported 2008 net income of $40.2 million.

Energen’s substantial hedge position helped mitigate the impact of the dramatic decline in commodity prices during the fourth quarter. For the three months ended December 31, 2008, Energen’s net income totaled $65.3 million, or 91 cents per diluted share, and compared with net income of $79.4 million, or $1.10 per diluted share, in the same period last year. Average realized sales prices for the company’s fourth-quarter production declined 9 percent year-over-year; however, had it not been for Energen’s hedges on 72 percent of its production, averaged realized sales prices would have declined 30 percent.

Energen today also announced a variety of key data:

•	2009 CAPITAL SPENDING PLANS REDUCED APPROXIMATELY $70 MILLION

Energen Resources’ 2009 capital budget has been reduced from $295 million to $225 million. This $70 million reduction reflects some $50 million in drilling cuts and approximately $20 million of cost-related cuts.

Given the current pricing environment, Energen management decided to delay the drilling of selected wells (which are on acreage held by current production) and, instead, opted to increase the company’s cash flows available for investment. The other cuts made reflect declining capital costs in response to the substantial decline in natural gas and oil prices.

The drilling capital cuts are expected to reduce 2009 production by 1 billion cubic feet (Bcf) equivalent to 106.5 Bcf equivalent (Bcfe).

Energen Resources continued the accelerated development of its probable and possible reserves in the San Juan and Permian basins in 2008. Total capital investment of $457 million included $438 million of development, exploration and related activities on Energen Resources’ existing properties and $13 million of leasehold acquisition in Alabama shales.

•	2008 YEAR-END RESERVES TOTAL l.6 TCFE

Energen Resources’ year-end 2008 proved reserves totaled approximately l.6 trillion cubic feet (Tcf) equivalent. As Energen Resources continued to accelerate drilling of its probable and possible reserves inventory in 2008, it proved up some 124 Bcfe of reserves, more than replacing its production of l02.4 Bcfe. Negative revisions, two-thirds of which related to significantly lower year-end commodity prices, totaled approximately l88 Bcfe.

Proved reserves in December 2008 were priced at $5.7l per thousand cubic feet (Mcf) of gas (vs $6.80 per Mcf in the prior year), $44.60 per barrel of oil (vs $95.98 per barrel in the prior year) and 43 cents per gallon of NGLs (vs $l.39 per gallon in the prior year).

•	2009 EARNINGS GUIDANCE RANGE ADJUSTED

Energen said it is lowering its 2009 earnings guidance range by 10 cents to $3.10-$3.50 per diluted share to reflect higher expected per-unit DD&A expense at Energen Resources and, to a lesser extent, the estimated 1 Bcfe reduction in production. Per-unit DD&A in 2009 is now expected to be $1.58 per Mcf equivalent (Mcfe) as compared with $1.52 per Mcfe in the prior guidance due to downward reserve revisions.

Energen’s 2009 guidance does not include potential benefits from property acquisitions, Alabama shales exploration or stock repurchases, nor does the guidance make any assumption related to the potential impairment of capitalized unproved leasehold related to Alabama shales (approximately $42 million).

•	2009 HEDGE POSITION INCREASED TO 65% OF ESTIMATED PRODUCTION

To further protect its earnings and cash flows from commodity price volatility, Energen Resources recently added 3.5 Bcf of 2009 natural gas hedges at an average NYMEX-equivalent price of $6.31 per Mcf. In total, Energen Resources now has hedges in place for 65 percent of its estimated 2009 production of 106.5 Bcfe.

Approximately 68 percent of Energen Resources’ estimated 2009 natural gas production is hedged at an average NYMEX-equivalent price of $8.70 per Mcf; 59 percent of its estimated oil production is hedged at an average NYMEX-equivalent price of $72.31 per barrel; and 65 percent of its estimated NGL production is hedged at an average price of $1.15 per gallon.

Energen Resources also has hedged approximately 42.6 Bcf of its 2010 natural gas production at an average NYMEX-equivalent price of $9.12 per Mcf. Energen Resources’ 2010 oil hedges total 2,160,000 barrels at a NYMEX-equivalent price of $96.85 per barrel.

•	ORGANIC PRODUCTION GROWTH

Energen Resources’ 2008 production grew 4 percent to 102.4 Bcfe as the company continued to accelerate development of its probable and possible reserves inventory, primarily in the San Juan and Permian Basin. The company estimates that production will grow another 4 percent in 2009 to 106.5 Bcfe. Energen Resources’ proved reserves are long-lived, with a reserves-to-production ratio of approximately 16.

•	CASH FLOWS OUTLOOK

Energen Resources ended 2008 with a cash balance of $24 million. After funding identified capital spending and a small portion of Energen’s dividend, it expects to generate in 2009 free cash of $186-$216 million, resulting in total cash of $210-$240 million. These substantial discretionary cash flows will be available to help fund Energen’s strategic investment opportunities, including oil and gas property acquisitions and potential shale development.

In general, Alagasco utilizes all of its after-tax cash flows to fund its capital expenditures and the majority of Energen’s dividend.

•	CREDIT FACILITIES STRENGTHENED

Energen has executed an agreement with First Commercial Bank for a $25 million line of credit dedicated to Alagasco, renewable July 31, 2009. Energen also has renewed for another year its $25 million line of credit with Bank of New York. The company currently is in preliminary discussions with two additional banks in an effort to further expand its credit facilities. Energen’s committed lines of credit currently total $515 million; $115 million is dedicated to Alagasco, $230 million is dedicated to Energen and $170 million is available to either.

•	ALABAMA SHALES UPDATE

Energen plans to invest approximately $10-$15 million during 2009 to drill additional shale wells, test alternative completion techniques and/or complete other zones in the existing test wells. Results of the initial test wells in Alabama shales were neither positive nor conclusive, and the company believes additional work may be needed to better determine the productive potential of the Conasauga and Chattanooga shale plays on its 330,000 net acres in central and north Alabama.

Management Comments

“The just-completed 2008 year was marked by economic highs and lows, and we are very pleased that Energen’s earnings continued to grow such that we achieved a seventh straight year of record earnings. This accomplishment was supported by record performances at both our subsidiaries and by record production,” said James T. McManus, Energen’s chairman and chief executive officer.

“As we enter 2009, Energen offers a strong hedge position that helps insulate our 2009 earnings from commodity price volatility. Energen also offers 4 percent organic production growth, solid after-tax cash flows, a strong balance sheet and untapped lines of credit with which to pursue our strategic investment opportunities,” McManus said.

“The U.S. and global economies are struggling, but Energen’s strategic objectives and financial capacity to achieve them remain strong.”

2008 Results

For the year ended December 31, 2008, Energen’s net income totaled $321.9 million, or $4.47 per diluted share, as compared with $309.2 million, or $4.28 per diluted share, in 2007. The current-year period included a one-time, $6.4 million, or 9 cents per diluted share, gain from the sale of Permian Basin properties in the first quarter of 2008.

Energen’s 4 percent increase in earnings was driven by higher realized sales prices, increased production, a gain on the sale of Permian Basin properties, and lower administrative expense at Energen Resources and by Alagasco’s earning on a higher level of equity. Partially offsetting these gains were increased per-unit lease operating expense (LOE), increased DD&A expense, decreased tax benefit under Section 199 and increased exploration expense.

Energen Resources Corporation

Energen Resources’ net income for in 2008 totaled $282.7 million and compared with $273.2 million in 2007. This increase largely reflects higher average realized sales prices, a 4 percent rise in production to 102.4 Bcfe, a one-time gain from the sale of Permian Basin properties in the first quarter of 2008, and lower administrative expense, partially offset by higher LOE and DD&A expense as well as a higher effective tax rate due to a reduced tax benefit under Section 199.

Average Realized Sales Prices, YTD Comparison

Commodity	2008	2007	Change
Natural Gas (per Mcf)	$7.94	$7.77	2%
Oil (per barrel)	$71.20	$64.83	10%
NGL (per gallon)	$0.96	$0.89	8%

Production, YTD Comparison

Commodity	2008	2007	Change
Natural Gas (Bcf)	67.6	64.3	5%
Oil (MBbl)	4,114	3,879	6%
NGL (MMgal)	70.7	77.2	(8)%
Total (Bcfe)	102.4	98.6	4%

Production By Area (Bcfe), YTD Comparison

Area	2008	2007	Change
San Juan Basin	50.3	47.5	6%
Permian Basin	28.9	28.7	1%
Black Warrior Basin	14.1	14.8	(5)%
N. LA/E. TX/Other	9.0	7.6	18%

Production increases in the San Juan Basin in 2008 largely were due to new drilling and continued development of Fruitland Coal properties, while increases in the North Louisiana/East Texas area largely were due to continued field development and additional non-operated field development. In the Black Warrior Basin, the decrease in production mainly was associated with higher commodity prices that resulted in lower net volumes due to net-profits calculations.

Per-unit LOE in 2008 increased 13 percent from 2007 to $2.31 per Mcfe. This increase largely was due to increased price-driven production taxes, increased workover expense, increased transportation costs, increased compression and weather-related road maintenance. Partially offsetting the increase in production taxes was a 7-cents per Mcfe adjustment for 2005-2007 and the current year that was related to reduced severance taxes in New Mexico.

Per-unit DD&A expense in 2008 increased 18 percent over 2007 to $1.33 per Mcfe largely due to higher development costs and a look-back adjustment associated with year-end proved reserves.

Per-unit net general and administrative (G&A) expense decreased 20 percent, year-over-year, to 45 cents per Mcfe largely due to lower benefits related to the company’s performance-based compensation plan.

Alabama Gas Corporation

Alagasco reported net income of $40.2 million in 2008 as compared with $36.8 million in 2007. Despite decreased customer usage, this year-over-year increase in net income was due to the utility (1) drawing down its enhanced stability reserve to help compensate for large industrial and commercial load loss during the 2008 rate year; (2) keeping its rate-year increase in operations and maintenance expense below the inflation-based cost control measurement feature of its rate-setting mechanism; and (3) earning on a higher level of equity. Included in prior-year net income was a $2.3 million after-tax reduction designed to keep the utility earning within its allowed range of return on average equity at the end of the 2007 rate year.

4th Quarter 2008 Results

For the three months ended December 31, 2008, Energen generated net income of $65.3 million, or $0.91 per diluted share, as compared with $79.4 million, or $1.10 per diluted share, in the same period in 2007. This decrease largely was due to significantly lower commodity prices applicable to Energen Resources’ unhedged production and higher DD&A expense, partially offset by increased production, lower per-unit LOE, and lower per-unit G&A expense.

Energen’s substantial hedge position helped mitigate the impact of the dramatic decline in commodity prices during the fourth quarter. Average realized sales prices for the company’s fourth-quarter production declined 9 percent year-over-year; however, had it not been for Energen’s hedges on 72 percent of its production, averaged realized sales prices would have declined 30 percent.

Energen Resources Corporation

Energen Resources’ fourth quarter 2008 net income totaled $60.0 million and compared with $73.9 million in the same period last year.

Average Realized Sales Prices, Fourth Quarter Comparison

Commodity	4Q2008	4Q2007	Change
Natural Gas (per Mcf)	$7.14	$7.72	(8)%
Oil (per barrel)	$64.48	$71.48	(10)%
NGL (per gallon)	$0.68	$1.00	(32)%

Production, Fourth Quarter Comparison

Commodity	4Q2008	4Q2007	Change
Natural Gas (Bcf)	17.5	16.6	5%
Oil (MBbl)	1,109	981	13%
NGL (MMgal)	18.0	19.6	(8)%
Total (Bcfe)	26.7	25.3	6%

Production By Area (Bcfe), Fourth Quarter Comparison

Area	4Q2008	4Q2007	Change
San Juan Basin	13.2	12.2	8%
Permian Basin	7.7	7.2	7%
Black Warrior Basin	3.6	3.7	(3)%
N. LA/E. TX/Other	2.2	2.2	—

Production increases in the San Juan Basin in the 4th quarter of 2008 largely were due to new drilling and continued development of Fruitland Coal properties, while increases in the Permian Basin were associated with waterflood development partially offset by normal declines. In the Black Warrior Basin, the production decrease mainly was related to higher commodity prices that resulted in lower net volumes due to net-profits calculations.

Per-unit LOE in the 4th quarter of 2008 decreased 7 percent from the same period a year ago to $1.85 per Mcfe. This decrease largely was due to a 26 cents per Mcfe adjustment for 2005-2007 and the current year related to reduced severance taxes in New Mexico and to a commodity price-driven decrease in current production taxes. These decreases in production taxes were partially offset by increased ad valorem taxes as well as higher workover expenses and increased marketing and transportation costs the San Juan Basin.

DD&A expense per unit in the 4th quarter of 2008 increased 28 percent over the same period last year to $1.55 per Mcfe primarily due to a look-back adjustment associated with the pricing of year-end proved reserves.

Per-unit net G&A expense in the 4th quarter of 2008 declined 48 percent over the same period in 2007 to 31 cents per Mcfe largely due to lower benefits related to the company’s performance-based compensation plan.

Alabama Gas Corporation

Energen’s natural gas utility reported net income of $5.4 million in the fourth quarter of 2008 as compared with net income of $5.7 million in the same period a year ago.

2009 Earnings Guidance Adjusted

Energen today lowered its 2009 earnings guidance range by 10 cents to reflect higher per-unit DD&A expense and a 1 Bcfe reduction in estimated production resulting from drilling capital cuts. Energen’s new guidance for 2009 is a range of $3.10 - $3.50 per diluted share.

Key assumptions in Energen’s 2009 earnings guidance include:

•	Existing hedge position covering approximately 65 percent of estimated production;
•	Assumed prices of $6 per Mcf, $50 per barrel, and $0.65 per gallon, for its unhedged natural gas, oil and natural gas liquids (NGL) production, respectively;

•	Annual production of 106.5 Bcfe;

•

Capital spending of $290 million, including approximately $225 million by Energen Resources (Energen’s oil and gas exploration and production subsidiary), and $65 million by Alagasco (Energen’s natural gas utility);

•	Per-unit DD&A rate at Energen Resources of $1.58 per Mcfe;

•	Per-unit LOE, including production taxes, at Energen Resources, of $2.24 per Mcfe;

•	Per-unit general and administration expense at Energen Resources of $0.53 per Mcfe;

•	Alagasco’s earning within its allowed range of return on average equity of approximately $325 million; and

•	Average diluted shares outstanding of 72.0 million.

Guidance does not include assumptions related to any potential property acquisitions, stock repurchases, or impairment of capitalized unproved leasehold related to Alabama shales (approximately $42 million).

2009 Hedge Position Summary

Energen Resources’ 2009 hedge position by commodity is as follows:

Commodity	Hedge Volumes	2009e Production	Hedge %	NYMEXe Price
Natural Gas	47.4 Bcf	69.3Bcf	68%	$8.70/Mcf
Oil	2.7 MMBbl	4.6 MMBbl	59%	$72.31/barrel
NGL	43.3 MMgal	66.4 MMgal	65%	$1.15/gallon

Energen Resources’ 2009 natural gas and oil hedge positions by hedge type are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	30.6	$1.30 per Mcf	$8.88 per Mcf
Permian Basin	1.2	$1.15 per Mcf	$8.84 per Mcf
NYMEX	15.6	—	$8.34 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,136	$4.78 per barrel	$69.25 per barrel
NYMEX	564	—	$83.89 per barrel

NOTE: January actuals used where known.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

SENSITIVITY OF EARNINGS, CASH FLOWS TO COMMODITY PRICES CHANGES

Given Energen Resources’ current hedge position for 2009 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2009 earnings and cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $6 represents an estimated net income impact of approximately $850,000 (1.2 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $50 per barrel represents an estimated net income impact of approximately $900,000 (1.3 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.65 per gallon represents an estimated net income impact of approximately $100,000 (0.1 cent per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

CAPITAL SPENDING

Energen Resources plans to invest approximately $225 million in capital in 2009, including an estimated $175 million in drilling capital, $40 million for pay-adds, surface facilities, etc.; and $10 million for exploration.

Drilling Capital Plans:

•	$86 million for approximately 122 net wells (injectors and producers) in the Permian Basin.

•	$60 million for approximately 48 net wells (26 horizontal/sidetracks and 22 vertical) in the San Juan Basin.

•	$17 million for 5 net wells in the North Louisiana/East Texas area.

•	$12 million for 30.5 net wells in the Black Warrior Basin.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.5 trillion cubic feet equivalent of proved, probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.